Exhibit 99.1

Ramaco Resources, Inc. Announces Independent Director Resignations and New Director Appointment

LEXINGTON, Ky., January 3, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced today that it has accepted the resignation of two independent directors associated with the private equity firm of Energy Capital Partners (“ECP”) and also announced the appointment of a new independent director.

Jennifer Gray and Mahmud Riffat, both senior officers of ECP, confirmed to Ramaco Chairman Randall Atkins that effective December 27, 2021, they would both resign in order to facilitate the future distribution of the shares of Ramaco owned by various ECP partnerships to their respective limited partners. Collectively, as of April 2021, ECP owned approximately 5.6 million shares of Ramaco common stock constituting roughly 12.8% of all outstanding shares. In a shelf registration filed with the Securities and Exchange Commission on November 19, 2021, ECP registered shares in order to facilitate the distribution to their funds’ limited partners in early 2022.

Ramaco also announced that effective as of January 1, 2022, it will appoint Aurelia Skipwith Giacometto as a new director, who will serve as a director with a term expiring at the Company’s annual meeting in June 2022.

Ms. Giacometto comes to Ramaco with a wide background as an experienced government administrator at the federal level, an attorney, a scientist, and a businesswoman. She served as the Director of the United States Fish and Wildlife Service until earlier this year. Most recently, she has been the General Counsel of AVC Global, an international logistics company that operates using blockchain technology. She co-founded the company in 2016.

Ms. Giacometto began her career at Monsanto as a researcher and study director. She later served in both legal and research positions at the United States Department of Agriculture, and as an intellectual property consultant to the United States Agency for International Development. She has also worked in legal and regulatory divisions of Alltech, a global leader in the animal feed industry. Ms. Giacometto received her Bachelor of Science in biology from Howard University, a Masters in Science in molecular genetics from Purdue University and a Juris Doctor degree from the University of Kentucky College of Law.

Chairman Randall Atkins commented, “We are accepting the resignations of our two colleagues from Energy Capital Partners with the reluctance borne of a great relationship with that firm since the inception of our Company. Both Jen and Mahmud have provided wise counsel to all of us and we are grateful to both them and the entire ECP team for their support to Ramaco over the years. As ECP unwinds the ownership position in Ramaco held by some of their mature funds, we recognize that their position with us must also change.

We are also extremely proud to announce the appointment of our newest independent director, Aurelia Giacometto. Her wide regulatory, scientific, and business experience along with her ability to work across various industries and organizations to achieve support for sustainable development are valuable qualities that will complement not only Ramaco’s existing metallurgical coal operations, but also some of the exciting future directions we hope to take the Company. We look forward to her joining the Ramaco family and to her counsel in the years ahead.”